Exhibit 5.7
[Letterhead of Fredrikson & Byron, P.A.]
January 30, 2007
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071
Re:      Reliance Steel & Aluminum Co. Exchange Offer
Ladies and Gentlemen:
We have acted as special counsel to Viking Materials, Inc., a Minnesota corporation (the “Company”), which is a signatory of the Indenture dated as of November 20, 2006 (the “Indenture”) among Reliance Steel & Aluminum Co. (“Reliance”), the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, in connection with Reliance’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of its new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all of its currently outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (collectively, the “Old Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on the date hereof.
As to various matters of fact material to this opinion we have relied upon factual representations made by the Company in the Agreement and upon certificates of officers of the Company or of public officials. We have examined the originals or copies of such corporate documents and records and other certificates, opinions and instruments and have made such other investigation as we have deemed necessary in connection with the opinions hereinafter set forth. Capitalized terms not otherwise defined in this opinion letter have the same meanings as in the Indenture.
We have assumed, among other things, the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In examining documents executed by parties other than the Company we have assumed that such parties have all necessary power to enter into and perform all of their obligations thereunder and have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties and that such documents are legal, valid and binding on such parties in accordance with their respective terms. We have also assumed that each natural person executing any document has the capacity and is legally competent to do so. We have not witnessed the execution and delivery of the Indenture by an authorized officer of the Company or by any other person and assume their occurrence.
Our opinions expressed below are limited to the law of the State of Minnesota. We express no opinion as to the laws of any other state or jurisdiction.

Reliance Steel & Aluminum Co.
January 30, 2007

Based upon and subject to the foregoing, it is our opinion as of this date that:
1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

2.	The Company has the corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Company’s execution, delivery and performance of its obligations under the Indenture have been duly authorized by all necessary corporate action by the Company.

3.	The Guarantee, assuming due execution, authentication and delivery of the Indenture, will be a valid and binding obligation of the Company enforceable in accordance with its terms as provided in the Indenture.

The foregoing opinions are subject to the following qualifications:
a.	The opinions expressed above are qualified to the extent that the legality, validity or enforceability against the Company of any provisions of the Indenture or the Guarantee or of any rights granted to you pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, equitable subordination, moratorium or other laws affecting the rights of creditors generally.

b.	The enforceability of the Company’s obligations under the Indenture and the Guarantee are subject to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law).

c.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement. No person may rely on this opinion for any purpose except that contemplated by the Indenture.
Very truly yours,
FREDRIKSON & BYRON, P.A.
/s/ Melodie R. Rose
Melodie R. Rose